Exhibit 99.1

News Release

LOCKHEED MARTIN BOARD OF DIRECTORS CREATES VICE CHAIRMAN

POSITION, UNANIMOUSLY ELECTS CHRISTOPHER E. KUBASIK

BETHESDA, Md., June 28, 2012 – Lockheed Martin [NYSE: LMT] announced today that its board of directors has unanimously voted to establish the new position of vice chairman, electing President and Chief Operating Officer Christopher E. Kubasik as a board member and vice chairman, effective today.

“Our board will benefit from Chris’ expertise and strategic vision, and his participation as vice chairman will further prepare him for his responsibilities to the board as CEO,” said Douglas H. McCorkindale, Lockheed Martin’s lead director.

Kubasik, 51, will succeed Stevens as CEO on Jan. 1, 2013. Subject to election by stockholders and approval by the board, Stevens will remain chairman through January 2014.

“I am honored by our board’s vote of confidence and look forward to working with them in my new capacity to shape our future,” Kubasik said. “I’m proud to continue Lockheed Martin’s 100-year legacy of innovation and partnering with our customers to achieve their mission.”

“Adding Chris to our board of directors now is a natural next step in our leadership transition,” said Robert J. Stevens, Lockheed Martin chairman and chief executive officer. “This is a positive step for our customers, employees and stockholders.”

The corporation announced the leadership transition in April, also electing Marillyn A. Hewson, 58, to succeed Kubasik as president and COO.

Kubasik has served as president and COO since January 2010, and he has served with Stevens in the executive office of the chairman since October 2011. He previously was executive vice president of the Electronic Systems business area and, earlier, the corporation’s chief financial officer.

Headquartered in Bethesda, Md., Lockheed Martin is a global security and aerospace company that employs about 123,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. The corporation’s net sales for 2011 were $46.5 billion.

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Media Contacts:

Jennifer Allen, 301-897-6308; jennifer.l.allen@lmco.com

Jennifer Whitlow, 301-897-6352; jennifer.m.whitlow@lmco.com

www.lockheedmartin.com